Exhibit 5.1

December 21, 2010	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

OCZ Technology Group, Inc. 6373 San Ignacio Avenue San Jose, California 95119

Re:  OCZ Technology Group, Inc. 2004 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to OCZ Technology Group, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 on a registration statement on Form S-8 (the “Registration Statement”) of 2,500,000 shares of commons stock, $0.0025 par value, of the Company (the “Shares”) to be issued pursuant to the OCZ Technology Group, Inc. 2004 Stock Incentive Plan (the “Plan”).  In connection therewith, we have examined such documents and instruments as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP